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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
SEPTEMBER 6, 2001                                www.fairchildsemi.com

                                                 Investor Relations:
                                                 Pete Groth
                                                 207-775-8660
                                                 investor@spf.fairchildsemi.com

                                                 Corporate Communications:
                                                 Fran Harrison
                                                 207-775-8576
                                                 fran.harrison@fairchildsemi.com

                                                 Public Relations Firm:
                                                 Barbara Ewen
                                                 CHEN PR
                                                 781-466-8282
                                                 bewen@chenpr.com

NEWS RELEASE

           FAIRCHILD SEMICONDUCTOR UPDATES THIRD QUARTER 2001 OUTLOOK

        INCREASING BACKLOG, HIGH TURNS ORDERS, AND CONTINUED NEW PRODUCT
                   DEVELOPMENT CONTRIBUTE TO IMPROVED OUTLOOK

SOUTH PORTLAND, MAINE -- Fairchild Semiconductor International, Inc. (NYSE: FCS) today stated it is experiencing improving order rates and raised its guidance for third quarter 2001 revenues.

"Our bookings for the first two months of the third quarter are tracking ahead of our bookings run rate during the second quarter. And our turns bookings, which are orders that are shippable within the current quarter, have been fairly strong through July and August," said Kirk Pond, president, chairman and CEO. "High turns orders for us typically indicate our customers have fairly low inventories, and require shipment within a short period of time to meet their production schedules. In fact, an increasing number of our customers are expediting us, which means they are requesting very short delivery schedules.

"To date, over 40% of our bookings in the third quarter are for shipment within the quarter," continued Pond. "Previously, we guided third quarter revenues to be down 15-20% sequentially. Due to stronger orders in July and August, and assuming this order strength continues through September, we now expect revenues to be down around 15%, at the high end of the range of our previous guidance.


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"We have seen other signs that our revenue decline will hit bottom this quarter.
Our book-to-bill ratio for the third quarter is hovering near 1:1, up from the 0.7:1 levels we've had for the past two quarters. Our 26-week backlog, which had been declining since November of 2000, stabilized in late July, and has climbed slightly during the quarter. And our 13-week backlog, a measure of demand for the next three months, turned up in early July and has climbed ever since."

In end market segments, Fairchild has seen strength in personal computers, most notably tied to Pentium 4 motherboards. Orders from disk drive, display, and wireless handset manufacturers also have increased. The digital consumer segment, which includes handheld digital appliances, set top boxes, DVD players, and video game consoles, has remained fairly steady, as has the automotive segment. Wireline communications, networking, and Internet infrastructure segments remain weak, as do orders from the merchant power supply makers and instrumentation suppliers who sell to these segments.

"Our strategy of broadening our end market exposure with key acquisitions while strengthening our competitive position through new product investment is enabling us to stabilize our revenues even though some of our major end market segments have still not recovered," stated Pond.

"As we have stated in our past three conference calls, a high turns environment typically is accompanied by significant price pressure," said Joe Martin, executive vice president and chief financial officer. "Our customers have limited visibility and remain very reluctant to place long term backlog, preferring instead to order only to meet their short term needs. As we stated in our conference call, we continue to expect another 5-10% drop in our blended prices this quarter. This is pressuring our gross margins, which we now expect to be at the low end of the 20% to 22% range guidance we provided previously for the third quarter. As demand continues to strengthen over the next few months, we expect prices will begin to stabilize.

"The pricing pressure is greatest in our mature products," Martin continued. "We are pleased that much of the increase in bookings is for our newer products, which typically have higher margins. We are maintaining a high level of R&D spending, we continue to introduce a steady stream of new products focused on power applications, and we remain very active with our customers designing our products into their systems. We fully expect to continue to gain market share and to improve our competitive position regardless of where we are in our business cycle."

Fairchild expects to report its third quarter financial results on October 23, 2001.

ABOUT FAIRCHILD SEMICONDUCTOR INTERNATIONAL:

Fairchild Semiconductor International (NYSE:FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial, automotive and aerospace applications. Fairchild's 11,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.


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SPECIAL NOTE ON FORWARD LOOKING STATEMENTS:

This press release includes forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," "we plan," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are listed in the company's quarterly and annual reports filed with the SEC (see the Outlook and Business Risks subsection of Management's Discussion and Analysis of Financial Condition and Results of Operations in the quarterly report on Form 10-Q for the quarter ended July 1, 2001).